Press Release For further information, please contact: Melissa Matson Manager, Corporate Communications Paradigm Genetics, Inc. 919-425-3000	Exhibit 99.1 Prateek Patnaik (media) Amy Garay (investor) Noonan Russo Presence Euro RSCG 212-845-4200

Paradigm Genetics Receives Extension From Nasdaq

— Company to report 2003 first quarter results by conference call May 1, 2003 —

RESEARCH TRIANGLE PARK, NC, April 9, 2003 — Paradigm Genetics, Inc.(Nasdaq: PDGM), a biotechnology company, today announced that it has received notification from Nasdaq granting the company an extension until July 3, 2003 to re-establish compliance with the Nasdaq National Market’s minimum $1.00 closing bid requirement. As previously released in January 2003, Paradigm received a notice from Nasdaq indicating the company failed to comply with the $1.00 minimum bid price required for continued listing by Marketplace Rule 4450(a)(5) and that its common stock was subject to delisting from the Nasdaq National Market. Paradigm subsequently made a formal appeal before a Nasdaq Listing Qualifications panel to maintain the company’s listing on the Nasdaq National Market.

“We are very pleased that Nasdaq has granted us this extension,” said Heinrich Gugger, Ph.D., President and CEO. “We strongly believe in our business strategy and our ability to execute the plan. Nasdaq’s decision further enables us to focus on our execution. By doing so we believe we will be able to regain and maintain compliance with the Nasdaq National Market listing requirements.”

Paradigm has made significant progress in executing the company’s strategic plan and building the long-term prospects for the company. Areas of progress include the restructuring of its commercial arrangements with its agriculture partners to provide the foundation for future profitability in its agriculture business; identification of new business opportunities in both agriculture and healthcare, including the recent launch of the microarray services business; and establishment of key strategic relationships to strengthen the company’s collective offering and speed its entry into the healthcare market.

Last month, the Securities and Exchange Commission (SEC) approved certain changes to Nasdaq’s bid price rules, including an extension of the initial compliance period for National Market issuers from 90 to 180 days. Since then, Nasdaq has proposed other modifications to the bid price rules, whereby National Market issuers may be granted an additional 180-day compliance period, subject to meeting certain other enhanced listing standards. There can be no assurances that such a proposal will be approved by the SEC, or if approved, that it will not be modified by the SEC in a manner that would shorten the proposed extension or prevent Paradigm from qualifying for any additional period of time to comply with the minimum bid price requirement.

Paradigm will host a conference call to review 2003 first quarter results on May 1, 2003 at 8:30 a.m. EST. A webcast of the call can be accessed from May 1 through May 15 at www.paradigmgenetics.com.

About Paradigm Genetics

Paradigm is a biotechnology company aiming to increase R&D productivity by focusing its integrated suite of technologies on the product development cycle, from target discovery to subsequent enhancement of the safety and efficacy profiles of development candidates in

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agriculture and human health. Paradigm chooses a systems biology approach to understand gene function in the context of biological pathways, to develop assays and biomarkers for molecular diagnostic solutions tailored to the needs of our partners. Paradigm’s proprietary Gene to Cell to System™ approach has three major components: gene expression profiling, biochemical profiling (also known as metabolomics) and data integration and coherence. For more information, visit www.paradigmgenetics.com.

This press release contains forward-looking statements, including statements regarding expected generation of revenues from Paradigm’s recently launched microarray services business, future profitability in Paradigm’s agriculture business and the long-term prospects of Paradigm. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, ability to identify new business opportunities in agriculture and healthcare, reliance on key strategic relationships to enter the healthcare market, ability to generate substantial revenues from its agriculture partners, ability to regain and maintain compliance with Nasdaq National Market listing requirements, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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